Exhibit 21.1

SUBSIDIARIES OF LENDINGCLUB CORPORATION

The following are the direct subsidiaries of LendingClub Corporation as of December 31, 2019, omitting subsidiaries which, considered in the aggregate, would not constitute a significant subsidiary:

Subsidiaries (a wholly owned subsidiary)	State of Incorporation
Consumer Loan Underlying Bond (CLUB) Depositor, LLC	Delaware
Consumer Loan Underlying Bond (CLUB) Certificate Issuer Trust I	Delaware
LC Trust I	Delaware
The Lending Club Members Trust	Delaware
LendingClub Receivables Trust	Delaware
Performance Trust LPP	Delaware
LendingClub Asset Management, LLC	Delaware
LendingClub Operated Aggregator Note (LOAN) NP I, LLC	Delaware
LendingClub Warehouse I LLC	Delaware
LendingClub Warehouse II LLC	Delaware
LendingClub Warehouse III LLC	Delaware
Rincon Point LLC	Delaware
Desert Point LLC	Delaware
Springstone Financial, LLC	Delaware